Exhibit 10.1

AMENDMENT NO. 7

TO

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS AMENDMENT NO. 7 (this “Amendment”) is entered into as of December 23, 2014, by and among HUTCHINSON TECHNOLOGY INCORPORATED, a corporation organized under the laws of the State of Minnesota (“HTI”) (HTI and each other Person who becomes a Borrower under the Loan Agreement referred to below, each a “Borrower,” and collectively “Borrowers”), the financial institutions set forth on the signature pages hereto (each a “Lender” and collectively, “Lenders”) and PNC Bank, National Association as agent for Lenders (in such capacity, “Agent”).

BACKGROUND

Borrowers, Agent and Lenders are parties to a Revolving Credit and Security Agreement dated as of September 16, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Borrowers have requested that Agent and Lenders (i) advance a term loan in the amount of $15,000,000 and (ii) agree to certain amendments to the Loan Agreement in connection therewith, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

(a) Section 1.2 of the Loan Agreement is hereby amended by adding the following defined terms in their appropriate alphabetical order:

“Amendment No. 7 Effective Date” shall mean December 23, 2014.

“Contract Rate” shall mean, as applicable, the Revolving Interest Rate or the Term Loan Rate.

“Term Loan” shall have the meaning set forth in Section 2.22 hereof.

“Term Loan Rate” shall mean (a) with respect to Term Loans that are Domestic Rate Loans, an interest rate per annum equal to the sum of two and a half percent (2.50%) plus the Alternate Base Rate and (b) with respect to Term Loans that are Eurodollar Rate Loans, the sum of three and a half percent (3.50%) plus the greater of (i) the Eurodollar Rate and (ii) one percent (1.00%).

“Term Note” shall have the meaning set forth in Section 2.22 hereof.

(b) Section 1.2 of the Loan Agreement is hereby further amended by amending and restating the following defined terms in their entirety as follows:

“Advances” shall mean and include the Revolving Advances, Letters of Credit, as well as the Term Loan.

“Note” shall mean collectively, the Term Note and the Revolving Credit Note.

“Revolving Advances” shall mean Advances made other than Letters of Credit and the Term Loan.

(c) The definition of “Senior Debt Payments” appearing in Section 1.2 of the Loan Agreement is hereby amended by deleting the period immediately after clause (d) thereof and inserting the following text:

“, plus (e) scheduled principal payments on the Term Loan.”

(d) The definition of “Undrawn Availability” appearing in Section 1.2 of the Loan Agreement is hereby amended by inserting “(other than the Term Loan)” immediately after the text “Advances”.

(e) Section 2.5(a) of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.22 hereof and in the Term Note, subject to mandatory prepayments as herein provided.”

(f) Section 2.6 of the Loan Agreement is hereby amended by deleting the references to “Advances” and inserting “Revolving Advances” in lieu thereof.

(g) Section 2.19 of the Loan Agreement is hereby amended by amending and restating clauses (a) and (b) thereof in their entirety as follows:

“(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders. The Term Loan shall be advanced according to the applicable Commitment Percentages of Lenders.

(b) Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Term Note, shall be applied to that portion of the Term Loan evidenced by the Term Note pro rata according to the Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.”

(h) Section 2.19(c)(ii) and (iii) of the Loan Agreement are each hereby amended by deleting the reference to “Advances” and inserting “Revolving Advances” in lieu thereof.

(i) Section 2.19(e) of the Loan Agreement is hereby amended by deleting the reference to “Revolving Advances” and inserting “Advances” in lieu thereof.

(j) Section 2.20(a) is hereby amended by inserting the following sentence at the end thereof:

“Borrowers shall not use the proceeds of any Revolving Advance to prepay the Term Loan.”

(k) Article II is amending by inserting the following new Sections 2.22 and 2.23 immediately after the existing Section 2.21:

“2.22 Term Loan. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a term loan (the “Term Loan”) to Borrowers in the sum equal to such Lender’s Commitment Percentage of $15,000,000. The Term Loan shall be advanced on the Amendment No. 7 Effective Date and shall be, with respect to principal, payable, subject to acceleration upon the occurrence and during the continuance of an Event of Default under this Agreement or early termination of this Agreement pursuant to the terms hereof, in quarterly installments each in the amount of $750,000 on the first day of each calendar quarter commencing on April 1, 2015, with a final installment comprised of all principal not sooner paid on the Term Loan being payable on the last day of the Term. The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit 2.22. The Term Loan may consist of Domestic Rate Loans or Eurodollar Rate Loans, or a combination thereof, as Borrowing Agent may request. In the event that Borrowers desire to obtain or extend a Eurodollar Rate Loan or to convert a Domestic Rate Loan to a Eurodollar Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and (d) and the provisions of Sections 2.2(b) through (g) shall apply.

2.23 Mandatory Prepayment. When any Borrower sells or otherwise disposes of any Collateral after the Amendment No. 7 Effective Date, other than any sale or other disposition of Collateral permitted by clauses (ii) through (x) of Section 7.1(c) hereof, Borrowers shall repay the Advances in an amount equal to the net cash proceeds of such sale (i.e., gross cash proceeds less the reasonable costs of such sale or other disposition, any taxes paid or payable by any Borrower as a result of such sale or other disposition, any Indebtedness or other obligation secured by the Collateral subject to such sale or other disposition which is repaid in connection with such sale or other disposition, and reserves for contingent obligations such as purchase price adjustments and indemnification obligations required by the terms of the related purchase agreement), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net cash proceeds, and until the date of payment, such net cash proceeds shall be held in trust for Agent. Notwithstanding the foregoing, so long as no Default or Event of Default then exists, no prepayment of any Advances shall be required by this Section 2.23 with the net cash proceeds of any sale or other disposition of Collateral if a Borrower has notified the Agent promptly but in no event more than one (1) Business Day following receipt of such net cash proceeds that it intends to use such net cash proceeds within 360 days of such sale or other disposition to make Capital Expenditures for or in respect of fixed assets or improvements, replacements, substitutions or additions to fixed assets that are or will become part of the Collateral. Promptly after the end of such 360-day period, the Borrowers shall notify the Agent whether the Borrowers have used such net cash proceeds for such purposes and, to the extent such net cash proceeds have not been so used, shall repay the Advances in an amount equal to the net cash proceeds not so used. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Repayments pursuant to this Section 2.23 shall be applied (i) first, to the outstanding principal installments of the Term Loan on a pro rata basis (allocated among Eurodollar Rate Loans and Domestic Rate Loans as determined by the Borrowers) and (ii) second to the remaining Advances (allocated among Eurodollar Rate Loans and Domestic Rate Loans as determined by the Borrowers), subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof.”

(l) Section 3.1 of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“3.1. Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, at the earlier of (a) each three months from the commencement of such Interest Period or (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to the Term Loan, the applicable Term Loan Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, (i) the Obligations other than Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Domestic Rate Loans plus two (2%) percent per annum and (ii) each Eurodollar Rate Loan shall bear interest at the applicable Contract Interest Rate for such Eurodollar Rate Loan plus two (2%) percent per annum (as applicable, the “Default Rate”).”

(m) Section 3.5 of the Loan Agreement is hereby amended by deleting the reference to “Revolving Interest Rate” and inserting “applicable Contract Rate” in lieu thereof.

(n) The first sentence of Section 9.2 of the Loan Agreement is hereby amended by deleting the period at the end thereof and inserting the following language:

“and (iii) concurrently with the delivery of the quarterly financial statements as required under Section 9.8 hereof, a schedule summarizing all appraised equipment, including the value of such equipment, that was disposed of during the previous fiscal quarter as permitted under clauses (v), (ix) and (x) of Section 7.1(c) hereof.”

(o) The fourth paragraph of Section 16.2(b) of the Loan Agreement is hereby amended by deleting the reference to “Advances” and inserting “Revolving Advances” in lieu thereof.

(p) Paragraphs (c) and (d) of Section 16.3 of the Loan Agreement are hereby amended by adding the text “and/or Term Loans” immediately after the text “Revolving Advances” as such text appears throughout such paragraphs.

(q) The Exhibits to the Loan Agreement are hereby amended by adding Exhibit A attached hereto as Exhibit 2.22.

3. Conditions of Effectiveness. This Amendment shall become effective upon satisfaction of the following conditions precedent. Agent shall have received:

(a) a copy of this Amendment executed by Borrowers, Agent and Lenders

(b) a copy of the Term Note, dated as of the date hereof, executed by Borrowers;

(c) resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of each Borrower authorizing the execution, delivery and performance of this Amendment and the Term Note.

(d) an opinion of counsel to Borrowers in form and substance reasonably satisfactory to Agent

(e) an amendment fee of $300,000 which shall be charged by Agent to Borrowers’ Account.

4. Representations and Warranties. Each Borrower hereby represents and warrants as follows:

(a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrowers and are enforceable against Borrowers in accordance with their respective terms (except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally or general principals of equity).

(b) Upon the effectiveness of this Amendment, each Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

(c) The execution, delivery and performance of this Amendment and all other documents in connection therewith has been duly authorized by all necessary corporate action on the part of the Borrowers, and do not contravene, violate or cause the breach of any agreement, judgment, order, law or regulation applicable to any Borrower.

(d) Upon the effectiveness of this Amendment, no Event of Default or Default has occurred and is continuing.

(e) No Borrower has any defense, counterclaim or offset with respect to the Loan Agreement.

5. Representation by Agent. Agent hereby represents that, as of the date hereof, PNC Bank, National Association is the only Lender party to the Loan Agreement.

6. Effect on the Loan Agreement.

(a) Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

(b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c) Except as otherwise expressly contemplated hereby, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

(d) This Amendment shall be an Other Document for all purposes under the Loan Agreement.

7. Release. The Borrowers hereby acknowledge and agree that: (a) to their knowledge neither they nor any of their Subsidiaries have any claim or cause of action against Agent or any Lender (or any of Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, consultants or agents) under the Loan Agreement or the Other Documents and (b) to their knowledge Agent and each Lender have heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Borrowers under the Loan Agreement and the Other Documents. Notwithstanding the foregoing, Agent and each Lender wish (and the Borrowers agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent’s or such Lender’s rights, interests, security and/or remedies under the Loan Agreement and the Other Documents. Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration, the Borrowers (for themselves and their respective Subsidiaries and the successors, assigns, heirs and representatives of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) do hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent of fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, except for a Released Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, prior to the date hereof arising out of, connected with or related in any way to the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or Agent’s or any Lender’s agreements contained therein, or the possession, use, operation or control in connection therewith of any of the assets of the Borrowers, or the making of any advance thereunder, or the management of such advance or the Collateral.

8. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

9. Costs and Expenses. Borrowers hereby agree to pay the Agent, on demand, all reasonable costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by Agent in connection with this Agreement and any instruments or documents contemplated hereunder.

10. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

11. Counterparts; Electronic Transmission. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or other electronic transmission (including transmission of a PDF file) shall be deemed to be an original signature hereto.

[Signature page follows this page]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

HUTCHINSON TECHNOLOGY INCORPORATED

By:	/s/ David P. Radloff
Name:	David P. Radloff
Title:	Vice President and
Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/ Robert Anchundia
Name:	Robert Anchundia
Title:	Senior Vice President

Signature Page to Amendment No. 7 to Revolving Credit and Security Agreement

Exhibit A

Exhibit 2.22—Form of Term Note

(To be attached.)

Exhibit A

TERM NOTE

$15,000,000	New York, New York
December 23, 2014

This Term Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Revolving Credit and Security Agreement dated as of September 16, 2011 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”) by and among Hutchinson Technology Incorporated, a Minnesota corporation (“Borrower”), PNC Bank, National Association (“PNC”), the various other financial institutions named therein or which hereafter become a party thereto (together with PNC, collectively, the “Lenders”) and PNC, as agent for the Lenders (PNC, in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Agent, for its benefit and for the ratable benefit of the Lenders, at Agent’s offices located at 340 Madison Avenue, New York, NY 10173, or at such other place as the holder hereof may from time to time designate to Borrowing Agent in writing:

(i) the principal sum of FIFTEEN MILLION AND 00/100 DOLLARS ($15,000,000), payable in accordance with the provisions of the Loan Agreement, subject to acceleration upon the occurrence and during the continuance of an Event of Default under the Loan Agreement, or earlier termination of the Loan Agreement pursuant to the terms thereof; and

(ii) interest on the principal amount of this Note from time to time outstanding, payable at the applicable Term Loan Rate in accordance with the provisions of the Loan Agreement. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of the Agent or at the direction of Required Lenders, interest shall be payable at the applicable Default Rate. In no event, however, shall interest hereunder exceed the maximum interest rate permitted by law.

This Note is the Term Note referred to in the Loan Agreement and is secured, inter alia, by the liens granted pursuant to the Loan Agreement and the Other Documents, is entitled to the benefits of the Loan Agreement and the Other Documents, and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Loan Agreement.

If an Event of Default under Section 10.7 of the Loan Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Loan Agreement or any of the Other Documents which is not cured within any applicable grace period or waived, then this Note may, as provided in the Loan Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Loan Agreement.

HUTCHINSON TECHNOLOGY INCORPORATED

By:
Name:
Title:

STATE OF )
: ss.:
COUNTY OF )

On the              day of                     , 2014, before me personally came                     , to me known, who being by me duly sworn, did depose and say that s/he is the                      of Hutchinson Technology Incorporated, the corporation described in and which executed the foregoing instrument; and that s/he was authorized to sign her/his name thereto by order of the board of directors of said corporation.

Notary Public